JOINT FILER INFORMATION

NAME:      HSU Investments, Limited
ADDRESS:      3500 Lakeside Court
       Suite 200
       Reno, Nevada  89509

Designated Filer:     Jane Hsiao, Ph.D.

Issuer and Ticker Symbol:    IVAX Corporation  (IVX)

Date of Event Requiring    December 30, 2003
   Statement

HSU INVESTMENTS, LIMITED
      By:  HSU Investment, Inc., its general partner

      By:  /s/ Kristy Hsiao
   Kristy Hsiao, President